[EXHIBIT (a)(2)]
ELECTION FORM
OPTION EXCHANGE PROGRAM
ELECTION INSTRUCTIONS:
If you are making your election with respect to the option exchange program on Mindspeed’s Intranet site, then: (1) SELECT THE ELECTION TO PARTICIPATE AND THE OPTION GRANTS YOU ELECT TO EXCHANGE OR THE ELECTION TO WITHDRAW; (2) HIT THE CONFIRM BUTTON; and (3) PRINT YOUR CONFIRMATION PAGE, before 9:00 p.m., Pacific Time, on May 8, 2009.
If you are not making your election with respect to the option exchange program on Mindspeed’s Intranet site, then on the accompanying personalized signature page: (1) SELECT THE ELECTION TO PARTICIPATE AND THE OPTION GRANTS YOU ELECT TO EXCHANGE OR THE ELECTION TO WITHDRAW; (2) SIGN THE FORM; and (3) DELIVER IT TO STOCK ADMINISTRATION by e-mail (via PDF or similar imaged document file) to stock.admin@mindspeed.com before 9:00 p.m., Pacific Time, on May 8, 2009.
YOU WILL RECEIVE A CONFIRMATION OF RECEIPT AFTER YOU COMPLETE THE ELECTION FORM.
ELECTION TO PARTICIPATE:
I am an employee of Mindspeed or one of its subsidiaries and believe I am eligible to participate in the option exchange program. I have received the offer to exchange. I may exchange any outstanding unexercised options (the “old options”) granted prior to September 10, 2007 under the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan (the “LTIP”) or the Mindspeed Technologies, Inc. 2003 Stock Option Plan (the “SOP” and, with the LTIP, the “Plans”) that have an exercise price per share greater than both: (i) $4.75; and (ii) the closing share price of Mindspeed’s common stock on the date that Mindspeed cancels the old options accepted for exchange (the “exchange date”) for new options (the “new options”) for fewer shares, to be granted under the Plan under which the original option grant was made. IN ORDER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, I MUST STILL BE ACTIVELY EMPLOYED BY MINDSPEED OR ONE OF ITS SUBSIDIARIES ON THE EXCHANGE DATE. FOR PURPOSES OF THIS OPTION EXCHANGE PROGRAM, ACTIVE EMPLOYMENT SHALL NOT INCLUDE ANY PERIOD OF GARDEN LEAVE OR NOTICE PERIODS REQUIRED BY LAW OR BY CONTRACT. I understand that I cannot elect to cancel and exchange only a portion of any outstanding particular unexercised option grant. The number of shares subject to my new options will depend on the exercise price of the old options I elected to cancel under the option exchange program, as well as the stock price of Mindspeed’s common stock on the date that the exchange ratio is fixed, which is expected to be the exchange date. The ratio of the number of shares underlying an old option that must be tendered in exchange for the grant of a new option to purchase one share of common stock is referred to as the “exchange ratio.” The exchange ratios set out below demonstrate the range of exchange ratios that will be used:

Exchange Ratio(1)
Closing Share Price on the Exchange Date
Eligible Old	Weighted Average
Option Exercise	Remaining Term to						≥$2.01
Prices(2)	Expiration	≤$0.25	$0.26 - $0.50	$0.51 - $1.00	$1.01 - $1.50	$1.51 - $2.00	(Minimum Ratio)(3)
$4.77 – $5.95	1.59	408.25	29.25	8.25	4.00	2.75	2.50
$6.05 – $7.45	4.23	11.25	4.25	2.75	2.00	2.00	2.00
$8.25 – $8.95	5.69	6.50	3.25	2.25	1.75	1.75	1.50
$9.00 – $9.75	4.57	12.25	4.75	3.00	2.25	2.00	2.00
$10.00 – $10.95	5.72	7.50	3.75	2.50	2.00	2.00	2.00
$11.05 – $12.45	2.79	117.50	20.00	8.25	4.75	3.50	3.00
$12.60 – $13.55	2.48	300.25	37.00	13.00	6.75	4.50	4.00
$14.75 – $15.85	3.74	46.25	12.00	6.00	4.00	3.00	3.00
$16.00 – $16.85	3.24	98.00	19.50	8.50	5.00	3.75	3.50
$17.25 – $19.90	4.15	38.25	11.00	5.75	3.75	3.00	3.00
$21.25 – $25.25	2.66	631.50	71.25	23.00	11.25	7.50	6.50
$32.20 – $38.50	2.87	793.00	92.50	30.00	14.75	9.75	8.50
$47.50 – $49.45	2.75	2,769.75	244.50	67.50	29.50	18.00	14.50

(1)	If application of the applicable exchange ratio to particular new options to be issued in exchange for old options tendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.

(2)	The stated exchange ratio will apply for all exercise prices for eligible old options within the applicable price range (if, for example the exercise price for an eligible old option is $10.25 and the closing share price on the exchange date is $1.25, then the exchange ratio will be 2:1, (i.e., an optionee would receive a new option for one share of common stock for each two shares of common stock underlying an old option that is tendered for exchange)).

For example, if the closing share price on the exchange date is $1.75, then:
•	an eligible old option to purchase 2,750 shares with an exercise price of $5.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 4,500 shares with an exercise price of $12.80 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 18,000 shares with an exercise price of $48.00 per share can be exchanged for a new option to purchase 1,000 shares.

(3)	The minimum ratio represents the lowest exchange ratio that may be applied to a particular range of eligible old option exercise prices, regardless of our closing share price on the exchange date.

For example, if the closing share price on the exchange date is $3.50, then:
•	an eligible old option to purchase 2,500 shares with an exercise price of $5.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 4,000 shares with an exercise price of $12.80 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 14,500 shares with an exercise price of $48.00 per share can be exchanged for a new option to purchase 1,000 shares.
The exercise price of the new options will be equal to the closing share price of Mindspeed’s common stock as reported on NASDAQ on the exchange date.
The terms and conditions of the new options will be substantially the same as the old options, except that the new options will have a new exercise price and vesting schedule. The new options will be completely unvested at the time of grant regardless of whether the old options were partially or completely vested. The new options will have vesting schedules that depend on the date of expiration of the old options as shown below:

	If the Old Option was to Expire:	New Option Vesting Period:
•	12 months or less from the exchange date	Six months from the exchange date

•	More than 12 months and up to 24 months from the exchange date	One year from the exchange date

•	More than 24 months and up to 36 months from the exchange date	50% per year for two years from the exchange date

•	More than 36 months from the exchange date	33 1/3% per year for three years from the exchange date
Each new option will maintain the current expiration date of the old option, subject to the earlier expiration of the new option by its terms, such as upon termination of active employment.
All new options granted under the option exchange program will be non-qualified stock options.
Under certain circumstances stated in the offer to exchange, Mindspeed may terminate or amend the option exchange program and postpone its acceptance and cancellation of any old options elected for exchange. In such event, I understand that the old options tendered with this election to participate but not accepted for exchange will be returned to me.

If I am currently considered an “at-will” employee, the offer to exchange does not change that status, and my employment may be terminated by Mindspeed or by me at any time, including before the offer expires, for any reason, with or without cause. If my employment with Mindspeed or one of its subsidiaries is terminated by Mindspeed or me voluntarily, involuntarily, or for any reason or no reason, before my new options are granted, I will not have a right to the grant of the new options that I would have been eligible to receive on the exchange date had my employment not terminated. In such event, my tender will automatically be deemed withdrawn and I will not participate in the option exchange program. I will retain my old options in accordance with their current terms and conditions, and I may exercise them during a limited period of time following my termination of employment in accordance with their terms to the extent that they are vested. In the event of a change of control of Mindspeed occurring before the exchange date, it is possible that I will not receive new options, securities of the surviving corporation or other consideration in exchange for my cancelled options.
ADDITIONAL TERMS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES:
DATA PRIVACY. I HEREBY EXPLICITLY AND UNAMBIGUOUSLY CONSENT TO THE COLLECTION, USE AND TRANSFER, IN ELECTRONIC OR OTHER FORM, OF MY PERSONAL DATA BY AND AMONG, AS APPLICABLE, MINDSPEED AND ITS SUBSIDIARIES FOR THE EXCLUSIVE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS.
I UNDERSTAND THAT MINDSPEED OR ITS SUBSIDIARIES HOLD CERTAIN PERSONAL INFORMATION ABOUT ME, INCLUDING, BUT NOT LIMITED TO, MY NAME, HOME ADDRESS AND TELEPHONE NUMBER, DATE OF BIRTH, SOCIAL INSURANCE NUMBER OR OTHER IDENTIFICATION NUMBER, SALARY, NATIONALITY, CURRENT OR FORMER JOB TITLE, ANY SHARES OF STOCK OR DIRECTORSHIPS HELD IN MINDSPEED, DETAILS OF ALL OPTIONS OR ANY OTHER ENTITLEMENT TO SHARES OF STOCK AWARDED, CANCELLED, EXERCISED, VESTED, UNVESTED OR OUTSTANDING IN MY FAVOR, FOR THE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS (“DATA”). I UNDERSTAND THAT DATA MAY BE TRANSFERRED TO THIRD PARTIES ASSISTING IN THE IMPLEMENTATION, ADMINISTRATION AND MANAGEMENT OF THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS, THAT THESE RECIPIENTS MAY BE LOCATED IN MY COUNTRY OR ELSEWHERE, AND THAT THE RECIPIENT’S COUNTRY MAY HAVE DIFFERENT DATA PRIVACY LAWS AND PROTECTIONS THAN MY COUNTRY. I UNDERSTAND THAT I MAY REQUEST A LIST WITH THE NAMES AND ADDRESSES OF ANY POTENTIAL RECIPIENTS OF THE DATA BY CONTACTING A MINDSPEED HUMAN RESOURCES REPRESENTATIVE. I AUTHORIZE THE RECIPIENTS TO RECEIVE, POSSESS, USE, RETAIN AND TRANSFER THE DATA, IN ELECTRONIC OR OTHER FORM, FOR THE PURPOSES OF IMPLEMENTING, ADMINISTERING AND MANAGING MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS, INCLUDING ANY REQUISITE TRANSFER OF SUCH DATA AS MAY BE REQUIRED TO A BROKER OR OTHER THIRD PARTY WITH WHOM I DEPOSIT SHARES OF STOCK, IF ANY, ACQUIRED UPON EXERCISE OF THE NEW OPTIONS. I UNDERSTAND THAT DATA WILL BE HELD ONLY AS LONG AS IS NECESSARY TO IMPLEMENT, ADMINISTER AND MANAGE MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS. I UNDERSTAND THAT I MAY, AT ANY TIME, VIEW DATA, REQUEST ADDITIONAL INFORMATION ABOUT THE STORAGE AND PROCESSING OF DATA, REQUIRE ANY NECESSARY AMENDMENTS TO DATA OR REFUSE OR WITHDRAW THE CONSENTS HEREIN, IN ANY CASE WITHOUT COST, BY CONTACTING IN WRITING A MINDSPEED HUMAN RESOURCES REPRESENTATIVE. I UNDERSTAND, HOWEVER, THAT REFUSING OR WITHDRAWING MY CONSENT MAY AFFECT MY ABILITY TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM AND TO RECEIVE A GRANT OF NEW OPTIONS. FOR MORE INFORMATION ON THE CONSEQUENCES OF MY REFUSAL TO CONSENT OR WITHDRAWAL OF CONSENT, I UNDERSTAND THAT I MAY CONTACT A MINDSPEED HUMAN RESOURCES REPRESENTATIVE.
Acknowledgement and Waiver. By accepting the offer to exchange and electing to participate in the option exchange program, I acknowledge that: (1) my acceptance of the offer to exchange is voluntary; (2) my acceptance of the offer to exchange and the grant of new options shall not create a right to further employment with my employer and shall not interfere with the ability of my employer to terminate my employment relationship at any time with or without cause; (3) my acceptance of the offer to exchange and the grant of new options do not create any contractual or other rights to receive future options or benefits in lieu of future options; (4) the Plans are established voluntarily by Mindspeed and are discretionary in nature and may be modified, amended, suspended or terminated by Mindspeed at any time, unless otherwise provided in the Plans or any applicable stock option agreement; (5) my right to participate in the offer to exchange is an extraordinary item offered by Mindspeed that does not constitute compensation of any kind for services of any kind rendered to Mindspeed or any subsidiary, and which is outside the scope of my employment contract, if any; (6) no claim or entitlement to compensation or damages arises from the termination of the cancelled old options or diminution in value of the new options or the underlying shares, and I irrevocably release Mindspeed or any subsidiary from any such claim that may arise; if notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by submitting my election to participate, I shall be deemed irrevocably to have waived my entitlement to pursue such claim; (7) the future value of Mindspeed’s shares is uncertain and cannot be predicted with certainty; (8) if the underlying shares do not increase in value, my new options will have no value; (9) the offer to exchange, the cancelled old options and the new options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for Mindspeed or any subsidiary; (10) Mindspeed is not providing any tax, legal or financial advice, nor is Mindspeed making any recommendations regarding my participation in the offer to exchange or my acquisition of the underlying shares of Mindspeed’s common stock; and (11) I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the offer to exchange before taking any action related to such offer.
Governing Law and Documents. The offer to exchange and the grant of new options are governed by, and subject to, United States federal and California State law, and to the requirements of the U.S. Securities and Exchange Commission, as well as the terms and conditions set forth in the offer to exchange.
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OPTION EXCHANGE PROGRAM	MINDSPEED TECHNOLOGIES, INC.
OPTION STATUS	4000 MACARTHUR BOULEVARD, EAST TOWER
AS OF APRIL 03, 2009	NEWPORT BEACH, CALIFORNIA 92660

NAME:
☐	I ELECT TO TENDER FOR EXCHANGE EACH OF THE OPTIONS CHECKED BELOW WHICH WERE GRANTED TO ME UNDER THE MINDSPEED TECHNOLOGIES, INC. 2003 LONG-TERM INCENTIVES PLAN OR THE MINDSPEED TECHNOLOGIES, INC. 2003 STOCK OPTION PLAN:

Employee ID	Client Grant ID	Grant Date	Options Outstanding	Options Exercisable	Unvested Shares	Expiration Date	Grant Price ($)	Grant Selected
								☐Yes	☐No
								☐Yes	☐No
								☐Yes	☐No
								☐Yes	☐No
								☐Yes	☐No
								☐Yes	☐No
								☐Yes	☐No
								☐Yes	☐No
The selected options will become null and void on the date Mindspeed accepts my options for exchange.
This election is entirely voluntary.
ELECTION TO WITHDRAW:
I previously received a copy of the offer to exchange, dated April 10, 2009, and the Election Form. I previously elected to accept Mindspeed’s offer to exchange options. I now wish to change that election or withdraw my participation in the program and reject Mindspeed’s offer to exchange.
By rejecting the offer to exchange options, I will not receive any new options under the option exchange program for those options for which the offer has been rejected, and I will keep my current options. These options will continue to be governed by the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan or the Mindspeed Technologies, Inc. 2003 Stock Option Plan (as applicable), and the existing option agreements between Mindspeed and me.
☐	I AM WITHDRAWING MY ACCEPTANCE OF THE OFFER AND REJECTING THE OFFER TO EXCHANGE ALL OF MY OPTIONS
THIS ELECTION TO PARTICIPATE OR WITHDRAW CANNOT BE REVOKED AFTER 9:00 P.M., PACIFIC TIME, ON MAY 8, 2009. YOUR LAST ELECTION (TO PARTICIPATE OR TO WITHDRAW) WILL BE CONSIDERED BINDING.